Exhibit 2.1

Equity Transfer Agreement of Future Commercial Management Consulting (Hainan) Co., Ltd.

Party A (the transferee): Xian Yinshi Trading Co., Ltd.

Unified Social Credit Code: 91610104333806213F

Legal representative: Li Xiaoning

Party B (the transferor): Fuce Commercial Group Co., Ltd.

Unified Social Credit Code: 91110105MA01W3T21Q

Legal representative: Xu Kai

in view of ：

The parties hereby enter into the following mutually binding terms, pursuant to the Civil Code of the Peoples Republic of China and the Company Law of the Peoples Republic of China, regarding Party As acquisition of the equity interest in Future Commercial Management Consulting (Hainan) Co., Ltd. (hereinafter referred to as the Target Company) held by Party B, through equal and voluntary negotiation.

I. Definitions and Explanations

(1) Delivery Date: The date when Party A accepts the relevant materials from Party B and the target company.

(2) Material adverse changes: refers to the following circumstances, alterations, or impacts:

1. Enter into bankruptcy or liquidation proceedings;

2. Being ordered to suspend production or business operations, or having their business license revoked;

3. Be fined more than 100,000 RMB;

4. Other circumstances that have caused or may cause losses exceeding RMB 200,000 to business operations, assets, liabilities (including contingent liabilities), operational performance, or financial status.

II. Declarations and Commitments

(1) The equity held by Party B in the target company is free from any pledge or equity encumbrance, and Party B has full and valid rights to dispose of such equity.

(2) No cases that have occurred but were not investigated or disclosed.

(3) The target company has no undisclosed external loans, guarantees, or any other forms of collateral (including mortgages, pledges, or liens) provided to third parties, nor has it accepted such collateral from others, or any contingent liabilities.

(4) The target company complies with laws and regulations in its lawful operations, has paid all taxes, and has no record of investigations or penalties from regulatory or tax authorities. It has not publicly made any statements or engaged in other acts violating constitutional provisions or national unity.

(5) The target company undertakes to fully comply with all applicable laws, regulations, and labor contract provisions, and confirms no instances of wage arrears or unpaid social insurance contributions.

(6) All assets disclosed by the target company have obtained ownership certificates, either through legally effective documents or through transfer, with no ownership disputes, and no judicial authorities have imposed compulsory measures such as seizure, freezing, or detention, nor any other arrangements or burdens that may affect property ownership.

(7) All documents, materials, explanations and other information provided to Party A or during due diligence shall be truthful, accurate and complete, without omitting any information that materially affects Party Bs business, assets, prospects or other aspects.

(8) Party B undertakes to have completed all internal and external approval procedures in accordance with the articles of association and the requirements of relevant regulatory authorities.

(9) Party B undertakes that the other shareholders of the target company shall waive their preemptive rights to purchase the equity under this agreement.

IV. Equity Transfer

(i) The equity structure of the target company

As of the signing date of this agreement, the target company has a registered capital of RMB [10 million] and paid-in capital of RMB [10 million], with the following equity structure:

Shareholder name	Subscribed capital contribution (in ten thousand yuan)	Paid-in capital (in ten thousand yuan)	shareholding ratio
Future Commercial Group Co., Ltd.	【1000】	【1000】	100%
amount total	【1000】	【1000】	100%

(II) The proportion of equity transfer

Party A acquires 100% equity in the target company from Party B, with a corresponding capital contribution of 10 million yuan.

(III) Payment for the transfer of equity

1. Party A shall receive a total consideration of RMB 10 million (in words: Ten Million Yuan) for the equity transfer from Party B, which includes tax.

2. Within 10 days after the execution of this contract (i.e., by [date]), Party A shall pay Party B the initial equity transfer consideration of RMB 2,000,000 (Two Million Yuan) in full. The remaining balance of RMB 8,000,000 (Eight Million Yuan) shall be paid to Party B’s designated account within 20 days after the closing.

2.3.2 Unless otherwise notified in writing by Party B, the designated payment account of Party B is as follows:

Account Name: Future Commercial Group Co., Ltd.

account number ：

bank ：

(IV) Cost Allocation

The related taxes and fees arising from the transfer relationship shall be borne by each other.

V. Delivery

(1) The transfer shall be completed within [10] days after Party A pays the initial equity transfer payment to Party B. Upon completion, Party B shall ensure that the target companys specified documents and assets are transferred to the personnel designated by Party A for management.

(1) Seals (including but not limited to official seals, financial seals, contract seals, legal representatives personal seal, and other bank reserved seals).

(2) Original copies of certificates and licenses (including but not limited to business licenses and government approvals already obtained).

(3) Original copies of financial documents (including but not limited to ledgers, vouchers, invoices, and bank account passwords).

(4) Originals of administrative documents, personnel records, insurance certificates, and other relevant materials.

(5) Original copies of all contract documents (including but not limited to contracts, agreements, memorandums, or similar documents already executed by the target company).

(6) Other documents pertaining to the target company.

(2) Party A and Party B shall appoint handover representatives to execute a written handover agreement on the closing date, confirming the completion of all specified handover obligations.

(3) After the closing date, Party A shall assume all claims and liabilities of the target company.

VI. Liability for Breach of Contract

(1) If Party B’s statements or commitments contain concealment or falsehood, or if Party B fails to perform its obligations under this Agreement, thereby causing losses to Party A, Party A shall be entitled to claim full compensation for all economic losses incurred.

(2) If Party B discloses the equity transfer to any third party, resulting in compulsory measures against Party As equity transfer or causing reputational or financial damage to Party A, Party A shall be entitled to claim full compensation for all economic losses incurred.

(3) If Party B fails to notify Party A in writing of any event, fact, condition, change or other circumstance that has caused or may cause significant adverse changes to the target company, thereby causing reputational or financial damage to Party A, Party A shall be entitled to claim full compensation for all economic losses incurred.

(4) Unless otherwise stipulated in this Agreement, if either party fails to perform its obligations or complete relevant matters as agreed herein, it shall pay the non-breaching party a daily penalty at four times the prevailing loan interest rate for each day of delay. If the delay exceeds [100] days, the non-breaching party may unilaterally terminate this Agreement, and the breaching party shall pay a penalty equivalent to [10%] of the provisional transaction price. If such penalty is insufficient to cover the non-breaching partys losses, the breaching party shall continue to be liable for compensation until all losses are fully compensated.

(5) The breaching party shall bear all costs incurred by the non-breaching party due to the breach, including arbitration (case acceptance) fees, preservation fees, attorney fees, and enforcement fees.

VII. Force Majeure

(1) Force majeure refers to any unforeseeable, unavoidable and insurmountable objective event, including but not limited to war, earthquake and flood. For the sake of clarity, objective events caused by the actions or inactions of government authorities shall not be considered as force majeure under this agreement.

(2) If either party is unable to perform any obligations under this Agreement due to force majeure, the performance period for such obligations shall be extended by the duration of the force majeure delay. The party claiming force majeure shall take appropriate measures to mitigate or eliminate its impact and shall endeavor to resume performance of affected obligations within the shortest possible time. No party shall be liable for any damages, increased costs, or losses suffered by the other party due to the inability or delay in performance caused by force majeure.

(3) The affected party shall notify the other party and provide all available evidence within three working days after the occurrence of the force majeure event.

(4) During the occurrence of force majeure, both parties shall continue to perform this Agreement in all other respects except for the aspects that cannot be performed due to force majeure.

8. Confidentiality

Both parties shall maintain confidentiality regarding the equity transfer and all documents and materials (including but not limited to trade secrets, corporate plans, operational activities, financial information, technical information, business operations, and other trade secrets) acquired by the other party during the discussion, execution, and performance of this agreement from publicly available sources. Without the prior consent of the original provider of such materials and documents, the other party shall not disclose any part or all of the trade secrets to any third party.

The confidentiality obligations herein shall remain in force after the termination or dissolution of this agreement.

IX. Supplementary Provisions

(1) Any dispute arising from the performance of this Agreement shall first be resolved through good-faith negotiations. If no agreement is reached, both parties shall submit the dispute to Xian Arbitration Commission for arbitration.

(2) In case of any discrepancy between the provisions of this Agreement and the materials submitted to the industrial and commercial registration authorities or regulatory authorities, this Agreement shall prevail.

(3) This Agreement shall take effect upon execution by both parties.

(4) This agreement is executed in duplicate, with each party holding one copy.

(5) For matters not covered herein, both parties shall negotiate separately and execute a supplementary agreement.

(No text below, followed by the signature page)

(This page is blank and serves as the signature page for the Equity Transfer Agreement.)

Party A (Seal):
Legal representative or authorized representative:

Party B (Seal):
Legal representative or authorized representative:

Date of signing:

place of signing	：